For Period ended 07/31/16                            Series: 33
File Number 811-7852

Sub-Item 77D(a): Policies with respect to security investments
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                         USAA FIRST START GROWTH FUND
                      SUPPLEMENT DATED FEBRUARY 1, 2016
                          TO THE FUND'S PROSPECTUS
                            DATED DECEMBER 1, 2016

The following disclosure hereby replaces the "How are the decisions to buy and sell equity portfolio securities made?" section found on page 12 of the Fund's prospectus:

- How are the decisions to buy and sell equity portfolio securities made?

With respect to the portion of the Fund's assets invested in equities, we will focus on purchasing shares of quality companies with relatively attractive valuations and growth prospects. We will construct a portfolio of between 50 and 100 stocks. Our bottom-up, analyst-driven investment process seeks to identify companies with strong fundamentals and attractive valuation. We will manage risk by maintaining diversification with respect to sectors and individual stock holdings. We will sell a stock when our thesis for owning the stock reaches fruition, we have concerns that our thesis is broken, we believe that the stock's risk to reward ratio has become unfavorable, or we find a more attractive stock.